QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on May 4, 2005

Registration No. 333-120271

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MAGELLAN HEALTH SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	58-1076937 (I.R.S. Employer Identification No.)

16 Munson Road
Farmington, Connecticut 06032
(860) 507-1900

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

MARK S. DEMILIO
EXECUTIVE VICE PRESIDENT
MAGELLAN HEALTH SERVICES, INC.
16 MUNSON ROAD
FARMINGTON, CONNECTICUT 06032
(860) 507-1900

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Robert L. Messineo, Esq.
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
(212) 310-8000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED MAY 4, 2005

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

8,588,454 Shares

MAGELLAN HEALTH SERVICES, INC.

Ordinary Common Stock

        All of the shares of Ordinary Common Stock offered by this prospectus relate to the sale from time to time by (i) Magellan Holdings, L.P. ("Magellan Holdings"), which owns 8,505,600 shares of our Multiple and Variable Vote Restricted Convertible Common Stock ("Multi-Vote Common Stock") that is convertible into an aggregate of 8,505,600 shares of our Ordinary Common Stock and (ii) Morgan Noble LLC ("Morgan Noble" and, together with Magellan Holdings, the "selling stockholders"), which owns 82,854 shares of our Ordinary Common Stock. We will not receive any of the proceeds from the sale of these shares. The prices at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares at the time of sale or through negotiated transactions with third parties.

        The registration statement of which this prospectus is a part permits the selling stockholders to sell the shares from time to time in the public market. The selling stockholders may sell the Ordinary Common Stock through ordinary broker transactions, directly to market makers of our shares, directly to third parties, through underwriters in public offerings, or through other means described in the section entitled "Plan of Distribution" beginning on page 15.

        Our Ordinary Common Stock became listed on the Nasdaq National Market under the ticker symbol "MGLN" on January 6, 2004. The last reported sale price for our Ordinary Common Stock on May 2, 2005, was $34.13 per share.

        Investing in our Ordinary Common Stock involves risks. See the section entitled "Risk Factors" beginning on page 3.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated May     , 2005.

TABLE OF CONTENTS

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	1
MAGELLAN HEALTH SERVICES, INC.	2
RISK FACTORS	3
WHERE YOU CAN FIND MORE INFORMATION	12
USE OF PROCEEDS	13
SELLING STOCKHOLDERS	13
PLAN OF DISTRIBUTION	15
DOCUMENTS INCORPORATED BY REFERENCE	18
LEGAL MATTERS	19
EXPERTS	19

You should only rely on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The Ordinary Common Stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of such document.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the registration statement of which it forms a part and the documents incorporated by reference into these documents contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. We use words such as "anticipates," "believes," "plans," "expects," "future," "intends," "will," "foresee" and similar expressions to identify these forward-looking statements. In addition, from time to time we or our representatives have made or may make forward-looking statements orally or in writing. Furthermore, such forward-looking statements may be included in various filings that we make with the SEC, or press releases or oral statements made by or with the approval of one of our authorized executive officers. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, those discussed in the section entitled "Risk Factors" beginning on page 3 of this prospectus. Readers are cautioned not to place undue reliance on any forward-looking statements contained herein, which reflect management's opinions only as of the date hereof. Except as required by law, Magellan undertakes no obligation to revise or publicly release the results of any revision to any forward-looking statements. You are advised, however, to consult any additional disclosures we make in our reports to the SEC on Forms 10-K, 10-Q and 8-K. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this prospectus.

MAGELLAN HEALTH SERVICES, INC.

Our Business

        Magellan Health Services, Inc. ("Magellan" or the "Company"), directly and through its subsidiaries, coordinates and manages the delivery of behavioral healthcare treatment services that are provided through our contracted network of third-party treatment providers, which includes psychiatrists, psychologists, other behavioral health professionals, psychiatric hospitals, residential treatment centers and other treatment facilities. The treatment services provided through our provider network include outpatient programs (such as counseling or therapy), intermediate care programs (such as intensive outpatient programs and partial hospitalization services), inpatient treatment and crisis intervention services. However, we generally do not directly provide, or own any provider of, treatment services. Magellan provides its management services primarily through: (i) risk-based products, where the Company assumes all or a portion of the responsibility for the cost of providing treatment services in exchange for a fixed per member per month fee, (ii) administrative services only products, where the Company provides services such as utilization review, claims administration and/or provider network management but does not assume responsibility for the cost of the treatment services, (iii) employee assistance programs and (iv) products that combine features of some or all of the Company's risk-based, administrative services only or employee assistance products. At December 31, 2004, we managed the behavioral healthcare benefits of approximately 57.1 million individuals. Within the managed behavioral healthcare business, we operate in the following four segments, based on the services we provide and/or the customers that we serve: (i) Magellan Health Plan Solutions; (ii) Magellan Employer Solutions; (iii) Magellan Public Sector Solutions and (iv) Corporate and Other.

Our Corporate Information

        Our executive offices are located at 16 Munson Road, Farmington, Connecticut 06032, our telephone number at that location is (860) 507-1900, and our website can be accessed at www.magellanhealth.com. Information contained in our website does not constitute part of this prospectus. References to Magellan, the Company, "we," "us" and "our" in this prospectus refer to Magellan Health Services, Inc. unless the context requires otherwise.

RISK FACTORS

        An investment in Ordinary Common Stock involves a high degree of risk. You should carefully consider the following risk factors, together with all of the other information included or incorporated by reference in this prospectus, which we believe describe the principal risks of investing in our Ordinary Common Stock, before you decide whether to purchase any Magellan shares. Our business may also be adversely affected by risks and uncertainties not presently known to us or that we currently believe to be immaterial. If any of the following risks occur, our business, financial condition and profitability could be materially adversely affected. In such case, the trading price of Ordinary Common Stock could decline, and you may lose all or part of your investment.

Fresh Start Reporting—Our application of "fresh start" reporting makes it more difficult to compare our post-emergence operations and results to those in pre-emergence periods.

        Due to our emergence from bankruptcy, we have implemented the "fresh start" reporting provisions of SOP 90-7, effective December 31, 2003. Fresh start reporting requires us to restate all assets and liabilities to reflect their fair values. As a result, the consolidated balance sheet as of and subsequent to December 31, 2003 and the statement of operations for periods after our emergence from bankruptcy are not comparable to the consolidated financial statements for the periods prior to our emergence from bankruptcy, which were prepared on a historical basis.

Significant Stockholder—Consequences of ownership by Onex of our Multi-Vote Common Stock include an inability of our public stockholders to determine the outcome of most matters presented to them other than elections of certain of our directors, and a risk that future sales of common stock by Onex could cause our stock price to fall.

        Onex Corporation, a Canadian diversified investment company, and its affiliates (collectively, "Onex"), control all of the outstanding shares of our Multi-Vote Common Stock. As a consequence, Onex has the ability to elect four of our nine Directors and is entitled to 50 percent of voting power for all other matters that come before our stockholders (including the election of two of our five remaining Directors) until its ownership of Multi-Vote Common Stock decreases below specific levels. This voting power exceeds Onex's approximate 24.0 percent interest in Magellan's outstanding common stock (viewing both Multi-Vote Common Stock and Ordinary Common Stock as a single class) as of April 8, 2005. Onex's interests in Magellan may conflict with the interests of the holders of the Ordinary Common Stock. As a result of Onex's substantial equity interest and voting power, Onex could have significant influence over the management and affairs of Magellan, and a significant or controlling influence on all matters submitted to the stockholders including any merger, consolidation or sale of all or substantially all of our assets. In the case of a potential acquisition of Magellan, this controlling voting power could prevent our public stockholders from receiving consideration for their stock offered by the potential acquiror in a transaction not supported by Onex or result in a disposition of their Magellan shares in such a transaction supported by Onex but not broadly supported by the public stockholders.

        The market price of our common stock could also decline as a result of sales by Onex of a significant number of shares of our Multi-Vote Common Stock, or the perception that such sales might occur. Such sales could also make it more difficult for us to sell equity securities at a time and price that we deem appropriate. Further, Onex is entitled to convert Multi-Vote Common Stock into shares of Ordinary Common Stock and then sell such shares but, in most cases, doing so will not reduce its voting power unless its holdings of Multi-Vote Common Stock fall below the level that would result in the loss of the stock's special voting rights. The Multi-Vote Common Stock will cease to have any special voting rights or any other special rights or powers in the event the outstanding shares of Multi-Vote Common Stock cease to represent at least 15.33 percent of the total number of shares of common stock (both Ordinary Common Stock and Multi-Vote Common Stock) issued on the Effective

Date (approximately 35.1 million shares) or at least 10 percent of the total number of shares of common stock outstanding at any time (the "Minimum Hold Condition").

Restrictive Covenants in Our Debt Instruments—Restrictions imposed by our debt agreements limit our operating and financial flexibility. These restrictions may adversely affect our ability to finance our future operations or capital needs or engage in other business activities that may be in our interest.

        The indenture governing our 9.375% senior notes (the "Indenture"), and the terms of our credit agreement with Deutsche Bank (the "Credit Agreement") contain covenants. These covenants limit our management's discretion in operating our business by restricting or limiting our ability, among other things, to:

  •
  incur or guarantee additional indebtedness or issue preferred or redeemable stock;

  •
  pay dividends and make other distributions;

  •
  repurchase equity interests;

  •
  prepay or amend subordinated debt;

  •
  make certain other payments called "restricted payments";

  •
  enter into sale and leaseback transactions;

  •
  create liens;

  •
  sell and otherwise dispose of assets;

  •
  acquire or merge or consolidate with another company; and

  •
  enter into some types of transactions with affiliates.

        These restrictions could adversely affect our ability to finance future operations or capital needs or engage in other business activities that may be in our interest.

        The Credit Agreement also requires us to comply with specified financial ratios and tests. Failure to do so, unless waived by the lenders under the Credit Agreement pursuant to its terms, would result in an event of default under the Credit Agreement and, if indebtedness under the Credit Agreement is accelerated, would give rise to defaults under most or all of our other debt agreements. The Credit Agreement is guaranteed by most of our subsidiaries and is secured by most of our assets and our subsidiaries' assets.

Risk-Related Products—Because we provide services at a fixed fee, if we are unable to accurately predict and control behavioral healthcare costs, our profitability could decline.

        Our revenues come primarily from arrangements under which we assume responsibility for costs of treatment services (excluding at present the cost of pharmaceuticals or other medication) in exchange for a fixed fee. We refer to such arrangements as "risk-related contracts" or "risk-related products." This type of arrangement provided 85.6 percent and 88.2 percent of our net revenue in the fiscal years ended December 31, 2003 and 2004, respectively. Profitability of these contracts could be reduced if we are unable to accurately estimate the rate of service utilization by members or the cost of such services when we price our services. If the cost of services provided to members under a contract together with the administrative costs exceeds the aggregate fees received by us under such contract, we will incur a loss. Our assumptions of these costs when we price our services may not ultimately reflect actual utilization rates and costs, many aspects of which are beyond our control.

        Our profitability could also be reduced if we are required to make adjustments to estimates made in reporting historical financial results, particularly those regarding cost of care, reflected in our financial statements as medical claims payable. Medical claims payable includes reserves for incurred but not reported, or "IBNR" claims, which are claims for covered services rendered by our providers which have not yet been submitted to us for payment. We estimate and reserve for IBNR claims based on past claims payment experience, including the average interval between the date services are rendered and the date claims are paid and between the date services are rendered and the date the claims are received, enrollment data, utilization statistics, adjudication decisions, authorized healthcare services and other factors. This data is incorporated into contract-specific reserve models. The estimates for submitted claims and IBNR claims are made on an accrual basis and adjusted in future periods as required.

        Factors that affect our ability to price our services, control our costs or accurately make estimates of IBNR claims and other expenses for which we create reserves may include changes in our assumptions for medical costs caused by changes in actual experience including:

  •
  changes in the delivery system;

  •
  changes in utilization patterns;

  •
  changes in the number of members seeking treatment;

  •
  unforeseen fluctuations in claims backlogs;

  •
  increases in the costs of the services;

  •
  the occurrence of catastrophes;

  •
  regulatory changes;

  •
  changes in benefit plan design; and

  •
  implementation of new products by us

        If our membership in risk-based business grows, our exposure to potential losses from risk-related products will also be increased.

Required Assurances of Financial Resources—Our liquidity, financial condition, prospects and profitability can be adversely affected by present or future state regulations and contractual requirements that we provide financial assurance of our ability to meet our obligations.

        Some of our contracts and certain state regulations require us or certain of our subsidiaries to maintain specified cash reserves or letters of credit and/or to maintain certain minimum tangible net equity in certain of our subsidiaries as assurance that we have financial resources to meet our contractual obligations. Many of these state regulations also restrict the investment activity of certain of our subsidiaries. Some state regulations also restrict the ability of certain of our subsidiaries to pay dividends to Magellan. Additional state regulations could be promulgated that would increase the cash or other security we would be required to maintain. In addition, our customers may require additional restricted cash or other security with respect to our obligations under our contracts, including our obligation to pay IBNR claims and other medical claims not yet processed and paid In addition, certain of our contracts and state regulations limit the profits that we may earn on risk-related business. Our liquidity, financial condition, prospects and profitability could be adversely affected by the effects of such regulations and contractual provisions. As of March 31, 2005, our restricted cash was $116.3 million.

Reliance on Customer Contracts—Our inability to renew, extend or replace expiring or terminated customer contracts could adversely affect our liquidity, profitability and financial condition.

        Substantially all of our net revenue is derived from contracts with payors of behavioral healthcare benefits. Substantially all of these contracts may be terminated immediately with cause and many, including some of our most significant contracts, are terminable without cause by the customer upon notice and the passage of a specified period of time (typically between 60 and 180 days), or upon the occurrence of certain other specified events. Our ten largest customers accounted for 61.6 percent and 70.3 percent of our net revenue in the fiscal years ended December 31, 2003 and 2004, respectively and 73.8% of our net revenue for the quarter ended March 31, 2005. Loss of all of these contracts or customers would, and loss of any one of these contracts or customers could, materially reduce our revenues and have a material adverse effect on our liquidity, profitability and financial condition. One of these contracts was a subcontract with a health plan under which we managed the mental health and substance abuse services for certain beneficiaries of TRICARE, which subcontract expired on September 30, 2004 and was not renewed. Our contract with Aetna Inc. ("Aetna"), which is one of our largest customers, will terminate on December 31, 2005. We recorded net revenue from Aetna of $228.1 million for the fiscal year ended December 31, 2004 and $55.8 million and $62.0 million, respectively, during the three-month periods ended March 31, 2004 and 2005.

        We are party to several contracts with entities that are now controlled by WellPoint, Inc. that represent a significant concentration of business for us. Total net revenue from such contracts totaled $133.1 million during the year ended December 31, 2004 and $31.4 million and $33.9 million during three three-month periods ended March 31, 2004 and 2005, respectively. One such contract, which generated net revenue of $95.0 during the year ended December 31, 2004 and $24.4 million during the three-month period ended March 31, 2005, extends through December 31, 2005. A second contract with an entity controlled by WellPoint, which generated net revenue of $25.7 million during the year ended December 31, 2004 and $6.7 million for the three-month period ended March 31, 2005, extends through September 30, 2005, and we have recently been notified by the customer that it does not intend to renew this contract beyond that date.

        In addition to Aetna and the WellPoint-related contract noted above, other managed care customers of ours have decided not to renew all or part of their contracts with us, and will instead manage behavioral healthcare services for their subscribers. We believe that the total impact of these non-renewals, including those relating to Aetna and the WellPoint affiliate, will be a reduction during 2006 from projected 2005 net revenue from these contracts of approximately $330.0 million, $250.0 million of which relates to Aetna.

        Our largest customer is the State of Tennessee's TennCare program. The TennCare program provides health and other related benefits to the Medicaid recipients in the State of Tennessee as well as to certain other uninsured individuals. The Company, through its wholly owned subsidiary, Tennessee Behavioral Health, Inc., and Premier Behavioral Systems of Tennessee ("Premier"), a joint venture in which the Company has a 50 percent interest, contracts with the State of Tennessee (the "State") to manage the behavioral healthcare benefits for the TennCare program. The creditors (or other beneficial interest holders) of Premier have no recourse to our general credit, as the primary beneficiary of Premier. Effective July 1, 2004, the State of Tennessee divided the TennCare program into three regions. Tennessee Behavioral Health has a contract to serve the East Region with an initial term that runs through December 31, 2005 and includes a provision for annual extensions at the State's option through December 31, 2008. Each of Tennessee Behavioral Health and Premier have a contract with respect to the West and Central regions that runs through December 31, 2005. All three contracts are subject to appropriations funding on July 1, 2005. For the fiscal year ended December 31, 2004, and the three months ended March 31, 2004 and 2005 we recorded revenues from this customer under these contracts of approximately $431.5 million, $103.7 million and $113.2 million, respectively.

        On January 10, 2005, the Governor of Tennessee stated that, because of the increased costs of the TennCare program, the State will cease providing coverage to approximately 323,000 adults (which represents approximately one-fourth of total TennCare membership) who do not qualify for Medicaid and may limit benefits to be delivered under the TennCare program. Certain advocacy groups filed suits in attempts to prevent the Governor from implementing any membership and benefits reductions; however, such suits have since been dismissed. Representatives of the State of Tennessee have publicly indicated that they intend to phase-in the membership reductions as early as July 1, 2005. A reduction in membership would, and benefit changes could, adversely affect our revenues and profitability. We do not yet know which members would be eliminated from the program, and because capitation rates for TennCare members vary depending upon the level of benefits received by such members, we cannot estimate the impact of the proposed membership reductions. Further, we do not yet know the actual timing of the phased-in membership reductions, the benefit changes being proposed or the timing of those changes, and as such, we cannot estimate the impact of these potential developments at this time.

        In addition, the TennCare contracts might not be extended or successfully renegotiated beyond December 31, 2005, or, if renewed or renegotiated, the terms of any new contracts might not be comparable to those of existing contracts. If this happens, our liquidity, financial condition, prospects and profitability may be adversely affected.

Changes in the Medical Managed Care Industry—Certain changes in the business practices of this industry could negatively impact our resources, profitability and results of operations.

        Substantially all of our Health Plan segment revenues are derived from customers in the medical managed care industry, including managed care companies, health insurers and other health plans. Some types of changes in this industry's business practices could negatively impact us. For example, if our managed care customers seek to provide managed behavioral healthcare services directly to their subscribers, instead of contracting with us for such services, we could be adversely affected. In this regard, our contract with Aetna, which is one of our largest customers, will terminate on December 31, 2005 and we have recently been notified that a contract we have with an entity controlled by WellPoint expiring in September 2005 will not be renewed. In addition to Aetna and the WellPoint-related contract noted above, other managed care customers of ours have decided not to renew all or part of their contracts with us, and will instead manage behavioral healthcare services for their subscribers. Other of our customers that are managed care companies could also seek to provide managed behavioral healthcare services directly to their subscribers, rather than by contracting with us for such services. In addition, the company has a significant number of contracts with Blue Cross and Blue Shield health plans and other regional health plans. Consolidation of that industry through acquisitions and mergers could potentially result in the loss of contracts for us. Any of these changes could reduce our revenues, and adversely affect our profitability and financial condition.

Competition—The competitive environment in our industry, and any failure in our ability to adequately respond, may limit our ability to maintain or increase our rates, which would limit or adversely affect our profitability.

        Our business is highly competitive. We compete with other managed behavioral healthcare organizations as well as with insurance companies, health maintenance organizations ("HMOs"), preferred provider organizations ("PPOs"), third party administrators ("TPAs"), independent practice associations ("IPAs"), multi-disciplinary medical groups and other managed care companies. Many of our competitors, particularly certain insurance companies and HMOs, are significantly larger and have greater financial, marketing and other resources than us, which can create downward pressure on prices through economies of scale. The entrance or expansion of these larger companies in the managed behavioral healthcare industry (including our customers who have insourced or who may choose to insource behavioral healthcare services) could increase the competitive pressures we face and could limit our ability to maintain or increase our rates. If this happens, our profitability could be adversely affected.

Fluctuation in Operating Results—We experience fluctuations in quarterly operating results and, as a consequence, we may fail to meet or exceed market expectations, which could cause our stock price to decline.

        Our quarterly operating results have varied in the past and may fluctuate significantly in the future due to seasonal and other factors, including:

  •
  changes in utilization levels by enrolled members of our risk-based contracts, including seasonal utilization patterns (for example, members generally tend to seek services less during the third and fourth quarters of the year than in the first and second quarters of the year);

  •
  performance-based contractual adjustments to revenue, reflecting utilization results or other performance measures;

  •
  changes in estimates for contractual adjustments under commercial contracts;

  •
  retrospective membership adjustments;

  •
  the timing of implementation of new contracts and enrollment changes; and

  •
  changes in estimates regarding medical costs and IBNR claims.

        These factors may affect our quarterly and annual revenues, expenses and profitability in the future.

Dependence On Government Spending For Managed Healthcare—We can be adversely affected by changes in federal, state and local healthcare policies.

        All of our Public Sector Segment revenue and a portion of our revenue in our other two segments are derived, directly or indirectly, from governmental agencies, including state Medicaid programs. Contract rates vary from state to state, are subject to periodic negotiation and may limit the Company's ability to maintain or increase rates. We are unable to predict the impact on our operations of future regulations or legislation affecting Medicaid programs, or the healthcare industry in general, and future regulations or legislation may have a material adverse effect on us. Moreover, any reduction in government spending for such programs could also have a material adverse effect on us. In addition, our contracts with federal, state and local governmental agencies, under both direct contract and subcontract arrangements, generally are conditioned upon financial appropriations by one or more governmental agencies, especially in the case of state Medicaid programs. These contracts generally can be terminated or modified by the customer if such appropriations are not made. Finally, some of our contracts with federal, state and local governmental agencies, under both direct contract and subcontract arrangements, require us to perform additional services if federal, state or local laws or regulations imposed after the contract is signed so require, in exchange for additional compensation to be negotiated by the parties in good faith. Government and other third-party payors are generally seeking to impose lower contract rates and to renegotiate reduced contract rates with service providers in a trend toward cost control.

Possible Impact of Healthcare Reform—Healthcare reform can significantly reduce our revenues or profitability.

        The U.S. Congress is considering legislation that, among other things, would limit healthcare plans and methods of operations, limit employers' and healthcare plans' ability to define medical necessity and permit employers and healthcare plans to be sued in state courts for coverage determinations. It is uncertain whether we could recoup, through higher revenues or other measures, the increased costs of federally mandated benefits or other increased costs caused by such legislation or similar legislation. In addition, if any federal parity legislation is adopted and the difference in coverage limits for mental health coverage and medical health coverage is reduced or eliminated, any increase in revenue we derive following such legislation may not be sufficient to cover the increase in costs that would result from a greater utilization of mental healthcare services. We cannot predict the effect of this legislation or other legislation that may be adopted by the U.S. Congress, and such legislation, if implemented, could have an adverse effect on us.

Government Regulation—We are subject to substantial government regulation and scrutiny, which increase our costs of doing business and could adversely affect our profitability.

        The managed behavioral healthcare industry and the provision of behavioral healthcare services are subject to extensive and evolving federal and state regulation. Such laws and regulations cover, but are not limited to, matters such as licensure, accreditation, government healthcare program participation requirements, information privacy and security, reimbursement for patient services, and Medicare and Medicaid fraud and abuse. Government investigations and allegations have become more frequent concerning possible violations of fraud and abuse and false claims statutes and/or regulations by healthcare organizations. Violators may be excluded from participating in government healthcare programs, subject to fines or penalties or required to repay amounts received from the government for previously billed services. A violation of such laws and regulations may have a material adverse effect on us.

        We are subject to certain state laws and regulations and federal laws as a result of our role in management of customers' employee benefit plans.

        Regulatory issues may also affect our operations including, but not limited to:

  •
  additional state licenses that may be required to conduct our businesses, including utilization review and TPA activities;

  •
  limits imposed by state authorities upon corporations' control or excessive influence over behavioral healthcare services through the direct employment of psychiatrists, psychologists or other professionals, and prohibiting fee splitting;

  •
  laws that impose financial terms and requirements on us due to our assumption of risk under contracts with licensed insurance companies or HMOs;

  •
  laws in certain states that impose an obligation to contract with any healthcare provider willing to meet the terms of our contracts with similar providers;

  •
  maintaining confidentiality of patient information; and

  •
  complying with the Health Insurance Portability and Accountability Act of 1996 ("HIPAA") within the imposed deadlines.

        The imposition of additional licensing and other regulatory requirements may, among other things, increase our equity requirements, increase the cost of doing business or force significant changes in our operations to comply with these requirements.

        Because an entity indirectly controlled by Onex Corporation, a Canadian corporation, has the right to elect one or more of our directors (see "Significant Stockholder," above), federal law considers the Company to be under the ownership, control or influence of a foreign entity. As a result, we may need to comply with additional requirements to obtain a federal facility security clearance issued by the Defense Security Service in order to enter into any new contracts with federal agencies. We currently have a contract with a federal agency under which the agency has determined, based on the operational structural of the services we provide under that contract, that we do not need to comply with such regulations. However it is possible that such agency could later determine that such clearance is necessary. If we are unable to comply with these additional requirements, we could lose our contract with the federal agency and be ineligible to bid on other contracts with federal agencies.

        The costs associated with compliance with government regulation as discussed above may adversely affect our financial condition and results of operations.

Risks Related To Realization of Goodwill and Intangible Assets—Our profitability could be adversely affected if the value of intangible assets is not fully realized.

        Our total assets at December 31, 2004 reflect goodwill of approximately $392.3 million, representing approximately 33.0 percent of total assets. There can be no assurance that such goodwill will be realizable. The application of the fresh start reporting provisions of SOP 90-7 required us to value our assets and liabilities at fair market value. In accordance with these fresh start reporting provisions implemented as of December 31, 2003, our reorganization value was allocated to our tangible and identified intangible assets. Under SOP 90-7, if any portion of our reorganization value could not be allocated to specific assets, it was reported as goodwill. We completed our annual impairment analysis of goodwill as of October 1 noting that the fair value exceeded the associated carrying value; therefore, no impairment was recorded.

        At December 31, 2004, identifiable intangible assets (customer lists, contracts and provider networks) totaled approximately $44.3 million. Intangible assets are amortized over their estimated remaining useful lives, which range from approximately two to eighteen years. The amortization periods used may differ from those used by other entities. In addition, we may be required to shorten the amortization period for intangible assets in future periods based on changes in the Company's business. We may not ever realize the value of such assets.

        We evaluate, on a regular basis, whether for any reason the carrying value of our intangible assets and other long-lived assets may no longer be completely recoverable, in which case a charge to earnings for impairment losses could become necessary. When events or changes in circumstances occur that indicate the carrying amount of long-lived assets may not be recoverable, we assess the recoverability of long-lived assets other than goodwill by determining whether the carrying value of such intangible assets will be recovered through the future cash flows expected from the use of the asset and its eventual disposition.

        Any event or change in circumstances leading to a future determination requiring additional write-offs of a significant portion of unamortized intangible assets or goodwill would adversely affect our profitability.

Claims for Professional Liability—Pending or future actions or claims for professional liability (including any associated judgments, settlements, legal fees and other costs) could require us to make significant cash expenditures and consume significant management time and resources, which could have a material adverse effect on our profitability and financial position.

        Management and administration of the delivery of managed behavioral healthcare services, and the direct provision of behavioral healthcare treatment services, entail significant risks of liability. In recent years, participants in the managed health care industry have become subject to an increasing number of lawsuits. From time to time, we are subject to various actions and claims of professional liability alleging negligence in performing utilization review activities, as well as for the acts or omissions of our employees, network providers or others. In the normal course of business, we receive reports relating to suicides and other serious incidents involving patients enrolled in our programs. Such incidents occasionally give rise to malpractice, professional negligence and other related actions and claims against us or our network providers. As the number of lives we cover grows and the number of providers under contract increases, actions and claims against us (and, in turn, possible legal liability) predicated on malpractice, professional negligence or other related legal theories would be expected to increase. We are also subject to actions and claims for the costs of services for which payment was denied. Many of these actions and claims seek substantial damages and require us to incur significant fees and costs related to our defense.

Professional Liability and Other Insurance—Claims brought against us that exceed the scope of our liability coverage or denial of coverage could materially and adversely affect our profitability and financial condition.

        We maintain a program of insurance coverage against a broad range of risks in our business. As part of this program of insurance, we carry professional liability insurance, subject to certain deductibles and self-insured retentions. We also are sometimes required by customer contracts to post surety bonds with respect to our potential liability on professional responsibility claims that may be asserted in connection with services we provide. As of March 31, 2005, we had less than $4 million of such bonds outstanding. Our insurance may not be sufficient to cover any judgments, settlements or costs relating to present or future claims, suits or complaints. Upon expiration of our insurance policies, sufficient insurance may not be available on favorable terms, if at all. To the extent our customers are entitled to indemnification under their contracts with us relating to liabilities they incur arising from the operation of our programs, such indemnification may not be covered under our insurance policies. To the extent that certain actions and claims seek punitive and compensatory damages arising from our alleged intentional misconduct, such damages, if awarded, may not be covered, in whole or in part, by our insurance policies. We also have potential liability relating to the self-insurance program we maintained previously with respect to our provider business. If we are unable to secure adequate insurance in the future, or if the insurance we carry is not sufficient to cover any judgments, settlements or costs relating to any present or future actions or claims, such judgments, settlements or costs may have a material adverse effect on our profitability and financial condition. If we are unable to obtain needed surety bonds in adequate amounts or make alternative arrangements to satisfy the requirements for such bonds, we may no longer be able to operate in those states, which would have a material adverse effect on us.

Class Action Suits and Other Legal Proceedings—We could be targeted by class action and other lawsuits that could result in material liabilities to us or cause us to incur material costs, to change our operating procedures in ways that increase costs or to comply with additional regulatory requirements.

        Managed healthcare companies have been targeted as defendants in national class action lawsuits regarding their business practices. We have been subject to such class actions as defendants and are also subject to other lawsuits and legal proceedings in conducting our business. These lawsuits may take years to resolve and cause us to incur substantial litigation expenses and the outcomes could have a material adverse effect on our profitability and financial condition. In addition to potential damage awards, depending upon the outcomes of such cases, these lawsuits may cause or force changes in practices of our industry and may also cause additional regulation of the industry through new federal or state laws or new applications of existing laws or regulations. Such changes could increase our operating costs.

Government Investigations—If we are unable to cooperate with the investigations of governmental agencies, we may be materially and adversely affected.

        From time to time, we receive notifications from and engage in discussions with various government agencies concerning our managed care businesses and operations. As a result of these contacts with regulators, we may, as appropriate, implement changes to our operations, revise our filings with such agencies and/or seek additional licenses to conduct our business. Our inability to cooperate with any government investigation or inquiry and comply with the various requirements imposed on us as a result of these proceedings may have a material adverse effect on our business.

WHERE YOU CAN FIND MORE INFORMATION

        The documents incorporated by reference into this prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus, without charge, upon written or oral request.

        If you would like to obtain this information from us, please direct your request, either in writing or by telephone, to:

Investor Relations
Magellan Health Services, Inc.
16 Munson Road
Farmington, Connecticut 06032
877-645-6464

        We file reports, proxy statements and other information with the SEC. Copies of our reports, proxy statements and other information may be inspected and copied at the Public Reference Room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549.

        Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding Magellan and other issuers that file electronically with the SEC. The address of the SEC internet site is www.sec.gov. This information is also available on our Company website at www.magellanhealth.com.

        Reports, proxy statements and other information regarding us may also be inspected at:

The National Association of Securities Dealers
1735 K Street, N.W.
Washington, D.C. 20006

        We have filed a registration statement under the Securities Act with the SEC with respect to the shares to be sold hereunder. This prospectus has been filed as part of the registration statement. This prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement is available for inspection and copying as set forth above.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of the Ordinary Common Stock pursuant to this prospectus. All proceeds from the sale of the Ordinary Common Stock pursuant to this prospectus will be made for the account of the selling stockholders, as described below.

SELLING STOCKHOLDERS

        The following table sets forth information with respect to the number of shares of the Ordinary Common Stock owned by the selling stockholders and as adjusted to give effect to the sale of the shares that may be offered pursuant to this prospectus. The shares described in this prospectus are being registered to permit public secondary trading of the shares, and the selling stockholders may offer the shares for resale from time to time.

        There can be no assurance that the selling stockholders will sell any or all of the shares of the Ordinary Common Stock offered hereunder.

	Number of Shares Beneficially Owned Prior to the Offering(1)				Number of Shares Beneficially Owned After the Offering(1)(2)
Name of Selling Stockholder				Number of Shares Being Offered
	Number		Percentage		Number	Percentage
Magellan Holdings(3)	8,505,600	(4)	24.0%	8,505,600	0	0%
Morgan Noble(5)	82,854		0.3%	82,854	0	0%

(1)
Percentages of outstanding shares are calculated based on 27,006,056 shares of Ordinary Common Stock outstanding on March 31, 2005 and, for Magellan Holdings' percentage only, 8,505,600 shares of Ordinary Common Stock into which the shares of Multi-Vote Common Stock owned by Magellan Holdings are convertible at any time, which constitute all the shares of Multi-Vote Common Stock outstanding on March 31, 2005. In addition to the 8,505,600 shares of Multi-Vote Common Stock owned by Magellan Holdings on March 31, 2005, which are also owned on the date hereof, Magellan Holdings has the right and obligation to acquire from Magellan additional shares of Multi-Vote Common Stock upon resolution of certain disputed claims under Magellan's plan of reorganization and is expected to acquire 3,613 such shares in connection with the quarterly resolution of disputed claims as of March 31, 2005, of which it may be considered to have beneficial ownership as determined pursuant to Rule 13d-3(d)(1)(i) under the Securities Exchange Act of 1934, as amended.

(2)
We do not know when or in what amounts the selling stockholders may offer for sale shares of Ordinary Common Stock pursuant to this offering. The selling stockholders may sell the shares covered by this prospectus from time to time, and may also decide not to sell all, or any, of the shares they are allowed to sell under this prospectus. Because the selling stockholders may offer all or some of the shares of Ordinary Common Stock pursuant to this offering, we cannot estimate the number of shares of Ordinary Common Stock that the selling stockholders will hold after completion of the offering. For purposes of this table, we have assumed that the selling stockholders will have sold all of the shares covered by this prospectus upon the completion of the offering. Magellan Holdings has the right and obligation to acquire certain additional shares of Multi-Vote Common Stock in certain circumstances, as described in Note 1, but any such additional share are not part of this offering and are excluded for purposes of determining the shares owned after this offering.

(3)
Magellan Holdings owns shares of Multi-Vote Common Stock, which were acquired by it pursuant to our plan of reorganization. Pursuant to Magellan's Amended and Restated Certificate of Incorporation, upon any sale other than to affiliates of Onex, shares of Multi-Vote Common Stock sold automatically convert into shares of Ordinary Common Stock (currently on a share-for-share basis), without reducing Magellan Holding's voting power as long as the Minimum Hold Condition is satisfied. The information provided herein concerning Magellan Holdings' beneficial ownership of shares is based on its Schedule 13D filed by it and its affiliates, Onex Partners LP ("Partners"), Onex Partners GP LP ("Partners GP LP"), Onex Partners GP Inc. ("Partners GP"), Onex Corporation and Gerald W. Schwartz on January 16, 2004 ("Schedule 13D") and the Statement of Changes in Beneficial Ownership filed by Magellan Holdings, Partners, Onex Corporation and Mr. Schwartz on March 24, 2005 ("Form 4"). Onex Corporation is an Ontario, Canada corporation that holds 100% of the equity of Partners GP; Partners GP is a Delaware corporation and the general partner of Partners GP LP; Partners GP LP is a Delaware limited partnership and the general partner of Partners; Partners is a Delaware limited partnership and the general partner of Magellan Holdings, which is a Delaware limited partnership; and Mr. Schwartz is the Chairman of the Board, President and Chief Executive Officer of Onex Corporation. Each of Onex Corporation, Partners, Partners GP LP and Partners GP may be deemed to share voting and dispositive power with respect to 8,505,600 shares of Ordinary Common Stock owned of record by Magellan Holdings, and therefore each of Onex Corporation, Partners, Partners GP LP and Partners GP may be deemed to be a beneficial owner of such shares. Pursuant to the Schedule 13D and Form 4, Mr. Schwartz expressly disclaimed beneficial ownership of our shares beneficially owned by Magellan Holding, L.P., Partners, Partners GP LP, Partners GP and Onex Corporation.

(4)
The number of shares of Ordinary Common Stock beneficially owned by Magellan Holdings represents the number of shares of Ordinary Common Stock into which the shares of Multi-Vote Common Stock owned by it may, at any time, be converted by it, currently on a share-for-share basis.

(5)
Morgan Noble owns shares of Ordinary Common Stock, which it acquired in January 2004 from Magellan Holdings. The information provided herein concerning Morgan Noble's beneficial ownership of shares is based on the Form 4 of Robert M. Haft, a director of Magellan, filed on February 6, 2004. Mr. Haft and members of his immediate family hold 100% of the equity of Morgan Noble and Mr. Haft is the Principal Manager of Morgan Noble. Mr. Haft may be deemed to have voting and dispositive power with respect to 82,854 shares of Ordinary Common Stock owned as of record by Morgan Noble, and therefore he may be deemed to be a beneficial owner of such shares, in which case such shares may only be sold subject to Magellan's stock trading policies for officers and directors. In addition, Mr. Haft owns 2,719 shares of Ordinary Common Stock pursuant to, and which are restricted under, Magellan's 2004 Director Stock Compensation Plan.

PLAN OF DISTRIBUTION

        We are registering 8,588,454 shares of Ordinary Common Stock, of which 8,505,600 are issuable upon conversion of 8,505,600 shares of Multi-Vote Common Stock, in order to permit secondary trading of all such shares by the holders thereof. As used in this prospectus, "selling security holders" includes the selling stockholders named above and any other transferees (including pledgees and donees) of Ordinary Common Stock (including Ordinary Common Stock issuable upon conversion of Multi-Vote Common Stock), but only where the transfer is not made pursuant to an effective registration statement or Rule 144 or pursuant to another exemption from registration under the Securities Act pursuant to which the securities sold are thereafter freely transferable without registration and without restriction under the Securities Act, and only to such a transferee, and provided that any such transferee agrees in writing to assume applicable obligations of Magellan Holdings under the Registration Rights Agreement.

        We will bear all costs, expenses and fees in connection with the registration and sale of the shares covered by this prospectus, other than discounts, commissions or brokers' fees or fees of similar securities industry professionals and transfer taxes relating to the disposition of the Ordinary Common Stock. We will not receive any proceeds from the sale of the shares of our Ordinary Common Stock covered hereby. The selling security holders will bear all discounts, commissions or brokers' fees or fees of similar securities industry professionals and transfer taxes, if any, attributable to sales of the shares. The selling security holders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

        The selling security holders may sell the shares covered by this prospectus from time to time, and may also decide not to sell all or any of the shares they are allowed to sell under this prospectus. The selling security holders will act independently of us in making decisions regarding the timing, manner and size of each sale. The selling security holders may effect sales by selling the shares directly to purchasers in individually negotiated transactions, or to or through underwriters, agents or broker-dealers, which may act as agents or principals. The selling security holders may sell their shares at fixed prices, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale, or at privately negotiated prices. We will name any underwriter or agent involved in the offer or sale of securities in the applicable prospectus supplement. Sales may be made by the selling security holders in one or more types of transactions, which may include:

  •
  one or more block transactions, in which the broker or dealer so engaged will attempt to sell the shares of Ordinary Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

  •
  purchases by a broker-dealer or market maker, as principal, and resale by the broker-dealer for its account;

  •
  ordinary brokerage transactions or transactions in which a broker solicits purchases;

  •
  on the Nasdaq National Market or on any other national securities exchange or quotation service on which our Ordinary Common Stock may be listed or quoted at the time of the sale;

  •
  in the over-the-counter market;

  •
  through the writing of options, whether the options are listed on an options exchange or otherwise;

  •
  through distributions to creditors and equity holders of the selling stockholders; or

  •
  any combination of the foregoing, or any other available means allowable under applicable law.

        Additionally, the selling security holders may engage in hedging transactions with broker-dealers in connection with distributions of shares or otherwise. In those transactions, broker-dealers may engage in short sales of shares in the course of hedging the positions they assume with selling security holders. The selling security holders also may sell shares short and redeliver shares to close out such short positions. The selling security holders may also enter into option or other transactions with broker-dealers which require the delivery of shares to the broker-dealer. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling security holders also may loan or pledge shares to a broker-dealer. The broker-dealer may sell the shares so loaned or pledged pursuant to this prospectus.

        The selling security holders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by the selling security holders or borrowed from the selling security holders or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from the selling security holders in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

        Pursuant to our Amended and Restated Certificate of Incorporation, prior to the earlier of January 5, 2007 (the third anniversary of the Effective Date) or the date on which the Minimum Hold Condition is no longer met, the selling stockholder and its affiliates may not sell, assign, donate, contribute, place in trust or otherwise dispose of shares of Ordinary Common Stock or Multi-Vote Common Stock representing more than fifteen percent of the outstanding shares of Ordinary Common Stock and Multi-Vote Common Stock (viewed as a single class) to any non-affiliate of the selling stockholder or its affiliates, unless (A) such transfer (1) is pursuant to a bona fide underwritten public offering or other bona fide public distribution made either under an effective registration statement under the Securities Act, or occurring outside of the United States within the meaning of Regulation S under Securities Act, (2) is in a transaction satisfying the requirements of Rule 144 under Securities Act, other than by reason of satisfying the provisions of Rule 144(k) thereof, (3) is effected through "brokers' transactions" within the meaning of Section 4(4) of Securities Act or a transaction with a "market maker" as defined in Section 3(c)(38) of the Securities Exchange Act of 1934, as amended, or (4) is effected through a prepaid variable share forward contract or other derivative contract or (B) all other holders of Ordinary Common Stock and Multi-Vote Common Stock are afforded the opportunity to participate in the transaction on the same terms per share as such selling person, which requirement will be deemed satisfied if the transfer is pursuant to a tender offer, or (C) in the case of a disposition of shares pursuant to a merger, consolidation, recapitalization or similar corporate transaction involving Magellan, all holders of shares of Ordinary Common Stock and Multi-Vote Common Stock are entitled to receive in such transaction the same per share consideration (in amount and kind).

        Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling security holders. Broker-dealers or agents may also receive compensation from the purchasers of shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions involving shares. In effecting sales, broker-dealers engaged by the selling security holders may arrange for other broker-dealers to participate in the resales.

        In connection with sales of our Ordinary Common Stock covered hereby, the selling security holders and any broker-dealers or agents and any other participating broker-dealers who execute sales for the selling security holders may be deemed to be "underwriters" within the meaning of the Securities Act. Accordingly, any profits realized by the selling security holders and any compensation earned by such broker-dealers or agents may be deemed to be underwriting discounts and commissions. Because selling security holders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling security holders will be subject to the prospectus delivery requirements of that act. We will make copies of this prospectus (as it may be amended or supplemented from time to time) available to selling security holders for the purpose of satisfying the prospectus delivery requirements. The Registration Rights Agreement entered into by us and Magellan Holdings provides for indemnification of the selling stockholders and their successors, permitted transferees, certain affiliates and certain other persons by Magellan, and for indemnification of Magellan and its certain affiliates and certain other persons by the selling stockholders and their successors and permitted transferees, with regard to certain liabilities arising under the Securities Act in connection with the registration of shares of Ordinary Common Stock being offered by the selling security holders.

        In addition, any shares of a selling security holder covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold in open market transactions under Rule 144 rather than pursuant to this prospectus.

        The selling security holders will be subject to applicable provisions of Regulation M of the Securities Exchange Act of 1934 and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the shares of our Ordinary Common Stock by the selling security holders. These restrictions may affect the marketability of such shares.

        In order to comply with applicable securities laws of some states, the shares may be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirements is available.

        To the extent necessary, we may amend or supplement this prospectus from time to time to describe a specific plan of distribution. We will file a supplement to this prospectus, if required, upon being notified by a selling security holder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. The supplement will disclose: the name of each such selling security holder and of the participating broker-dealer(s); the number of shares involved; the price at which such shares were sold; the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable; that such broker-dealer(s) did not conduct any investigation to verify the information contained in or incorporated by reference in this prospectus; and any other facts material to the transaction.

        We have agreed to use our reasonable best efforts to keep this registration statement effective under the Securities Act, for so long as we are permitted to do so under Rule 415 of the Securities Act, until the earlier of (i) the second anniversary of the date on which this registration statement first becomes effective under the Securities Act or (ii) the date on which there no longer are any securities registrable under the Registration Rights Agreement, or on which all such securities may be disposed of by Magellan Holdings and other holders of such securities pursuant to Rule 144 of the Securities Act either within a 90 day period in accordance with the volume limitations of such rule or without volume limitation in accordance with the provisions of Rule 144(k) of the Securities Act or pursuant to another exemption from the registration requirements of the Securities Act pursuant to which such securities are thereafter freely tradable without restriction under the Securities Act.

DOCUMENTS INCORPORATED BY REFERENCE

        The SEC allows us to "incorporate by reference" into this prospectus the information we have filed with the SEC. This means that we can disclose important information by referring you to those documents. All documents that Magellan subsequently files with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering, will be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents. Unless expressly incorporated into this prospectus, a Current Report (or portion thereof) furnished, but not filed, on Form 8-K shall not be incorporated by reference into this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        We incorporate by reference the following documents that we have filed with the SEC and any filings that we will make with the SEC in the future under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is terminated:

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2004 filed on March 3, 2005;

  •
  Our Current Report on Form 8-K filed on January 18, 2005 (Item 1.01 only);

  •
  Our Current Report on Form 8-K filed on March 1, 2005;

  •
  Our Current Report on Form 8-K filed on March 17, 2005;

  •
  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 filed on April 28, 2005; and

  •
  The description of our Ordinary Common Stock, par value $0.01 per share, contained in our Current Report on Form 8-K filed on November 5, 2004.

LEGAL MATTERS

        The validity of the issuance of shares of the Ordinary Common Stock offered by this Prospectus will be passed upon for us by Weil, Gotshal & Manges LLP, New York, New York.

EXPERTS

        The consolidated financial statements of Magellan Health Services, Inc. incorporated by reference in Magellan Health Services, Inc.'s Form 10-K for the year ended December 31, 2004 (including schedules appearing therein), and Magellan Health Services, Inc. management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon and incorporated herein by reference. Such consolidated financial statements and management's assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the expenses, other than underwriting discounts and commissions and any expenses incurred in an underwriting, and other costs relating to the sale of the Ordinary Common Stock being registered payable by the registrant, Magellan Health Services, Inc. ("Magellan"). In connection with the Registration Rights Agreement dated as of January 5, 2004 by and among Magellan, Magellan Holdings and Aetna, Inc., filed as Exhibit 2.15 to Magellan's Current Report on Form 8-K filed on January 6, 2004, Magellan has agreed to pay costs and expenses related to the filing of this registration statement and certain offerings made hereunder, except that any discounts, commissions or brokers' fees or fees of similar securities industries professionals and transfer taxes relating to the disposition of the Ordinary Common Stock will be payable by Magellan Holdings (or other securityholders participating in such registered offering). Specifically, Magellan has agreed to pay all SEC or stock exchange registration or filing fees, stock exchange listing fees, Nasdaq quotation fees, printing expenses, fees and disbursements of counsel for Magellan, the reasonable fees and expenses of one counsel for Magellan Holdings and all other selling securityholders, fees of Magellan's independent public accountants and the expenses of any special audit work incident to or required for any such registration, the expenses of complying with the securities or blue sky laws of any jurisdiction and fees and disbursements of underwriters customarily paid by the issuers or sellers of securities.

        All amounts are estimates, except the SEC registration fee.

Securities and Exchange Commission registration fee	$39,930
Printer expenses	$2,500
Legal fees and expenses	$35,000
Accounting fees and expenses	$6,000

Total	$83,430

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        The Company is a Delaware corporation. Section 145 of the Delaware General Corporation Law, which we refer to as the "DGCL", provides that a Delaware corporation has the power to indemnify its officers and directors in certain circumstances.

        Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of his service as director, officer, employee or agent of the corporation, or his service, at the corporation's request, as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful.

        Subsection (b) of Section 145 empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

        Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) or (b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

        Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would otherwise have the power to indemnify such person against such liability under Section 145.

        In addition, Section 102(b)(7) of the DGCL permits Delaware corporations to include a provision in their certificates of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that the provisions will not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of dividends or other unlawful distributions, or (iv) for any transactions from which the director derived an improper personal benefit.

        Article V Section 1 of the Bylaws and Article VI Part E of the Amended and Restated Certificate of Incorporation of Magellan provide in substance that Magellan will indemnify current and former directors and officers to the fullest extent permitted by law. In addition, Article VI Part D of the Certificate of Incorporation of Magellan provides in substance that directors of Magellan will not be personally liable either to Magellan or to any stockholder for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to Magellan or its stockholders, or (ii) for acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of the law, or (iii) for any matter in respect of which the director will be liable under Section 174 of the DGCL or any amendment thereto or successor provision thereto, or (iv) for any transaction from which the director derived an improper personal benefit. Magellan maintains Directors' and Officers' liability insurance with various insurance providers.

        The Registration Rights Agreement provides for indemnification of Magellan Holdings and its successors, permitted transferees, certain affiliates and certain other persons by the Company, and for indemnification of the Company and its certain affiliates and certain other persons by Magellan Holdings and its successors and permitted transferees, with regard to certain liabilities arising under the Securities Act in connection with the registration of shares of Ordinary Common Stock being offered by the selling security holders.

ITEM 16. EXHIBITS

        The following exhibits are filed herewith or incorporated by reference herein:

EXHIBIT	DESCRIPTION
3.1	Amended and Restated Certificate of Incorporation of the Registrant.(1)
3.2	Bylaws of the Registrant, as of January 5, 2004, as amended January 21, 2004.(2)
4.1	Registration Rights Agreement, dated as of January 5, 2004, by and among Registrant, Magellan Holdings, L.P. and Aetna, Inc.(3)
5.1	Opinion of Weil, Gotshal & Manges LLP as to the legality of shares of Ordinary Common Stock being registered.*
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1).*
24.1	Power of Attorney of certain directors and officers of the Registrant (included in signature page of this Registration Statement).*

(1)
Incorporated by reference to Exhibit 3.2 to the Registrant's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2004 (File No. 1-06639).

(2)
Incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on November 5, 2004 (File No. 1-06639).

(3)
Incorporated by reference to Exhibit 2.15 to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on January 6, 2004 (File No. 1-06639).

*
Previously filed.

ITEM 17. UNDERTAKINGS

        (a)   The undersigned Registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii)   To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or

    Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

          (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Magellan Health Services, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused Amendment No. 2 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Farmington, State of Connecticut, on the 3rd day of May 2005.

MAGELLAN HEALTH SERVICES, INC.
By:	/s/ MARK S. DEMILIO Mark S. Demilio Executive Vice President

        Pursuant to the requirements of the Securities Act of 1933, this Amendment has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

* Steven J. Shulman	Chief Executive Officer and Director (Principal Executive Officer)	May 3, 2005
* Dr. René Lerer	Chief Operating Officer and Director	May 3, 2005
/s/ MARK. S. DEMILIO Mark S. Demilio	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 3, 2005
* Jeffrey N. West	Senior Vice President and Controller (Principal Accounting Officer)	May 3, 2005
* Robert Haft	Director	May 3, 2005
* William J. McBride	Director	May 3, 2005
* Robert M. Leblanc	Director	May 3, 2005
* Michael P. Ressner	Director	May 3, 2005

* Michael Diament	Director	May 3, 2005
* Saul Burian	Director	May 3, 2005
Barry M. Smith	Director	May 3, 2005
*By:	/s/ MARK S. DEMILIO Mark S. Demilio Attorney-in-Fact	May 3, 2005

EXHIBIT INDEX

EXHIBIT	DESCRIPTION
3.1	Amended and Restated Certificate of Incorporation of the Registrant.(1)
3.2	Bylaws of the Registrant, as of January 5, 2004, as amended January 21, 2004.(2)
4.1	Registration Rights Agreement, dated as of January 5, 2004, by and among Registrant, Magellan Holdings, L.P. and Aetna, Inc.(3)
5.1	Opinion of Weil, Gotshal & Manges LLP as to the legality of shares of Ordinary Common Stock being registered.*
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1).*
24.1	Power of Attorney of certain directors and officers of the Registrant (included in signature page of this Registration Statement).*

(1)
Incorporated by reference to Exhibit 3.2 to the Registrant's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2004 (File No. 1-06639).

(2)
Incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on November 5, 2004 (File No. 1-06639).

(3)
Incorporated by reference to Exhibit 2.15 to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on January 6, 2004 (File No. 1-06639).

*
Previously filed.

QuickLinks

TABLE OF CONTENTS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
MAGELLAN HEALTH SERVICES, INC.
RISK FACTORS
WHERE YOU CAN FIND MORE INFORMATION
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
DOCUMENTS INCORPORATED BY REFERENCE
LEGAL MATTERS
EXPERTS
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
SIGNATURES
EXHIBIT INDEX